Exhibit 99.1

Press Release

Jackson Names Scott Romine President of Jackson National Life Distributors LLC

Jackson also announces Alison Reed will have an expanded role as COO of JNLD

LANSING, Mich. — December 13, 2021 —Jackson Financial Inc.1 (NYSE: JXN) (Jackson®) today announced that Scott Romine has been appointed President of Jackson National Life Distributors LLC (JNLD), the marketing and distribution business of Jackson National Life Insurance Company. Scott will also be a member of Jackson’s Executive Committee, reporting to Chief Executive Officer, Laura Prieskorn.

A 24-year Jackson veteran, Romine most recently served as President of Advisory Solutions, where he was instrumental in leading the business unit’s strategic initiatives and distribution expansion. Romine was also previously President and CEO of National Planning Holdings, Inc. (NPH), Jackson’s affiliated network of independent broker-dealers. Romine succeeds Aimee DeCamillo, Chief Commercial Officer and President of JNLD, who has departed the company.

Jackson also announced Alison Reed’s expanded role as the Chief Operating Officer of JNLD. In this role, Reed will be responsible for Distribution Services, Distribution Marketing and Product Solutions, reporting to Romine. Reed has been with Jackson almost twenty years and has worked in various leadership roles, including annuity product management and NPH.

“Scott and Alison are talented leaders who bring proven track records of driving growth and innovation,” said Prieskorn. “Their knowledge of Jackson’s products, distribution partners and our distribution organization is extensive and fully aligned with Jackson’s strategic focus of diversifying through product and distribution partner expansion.”

Prieskorn continued, “On behalf of the entire organization, I thank Aimee for her contributions to Jackson and wish her all the best in the future.”

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ABOUT JACKSON

Jackson® (NYSE: JXN) is committed to helping clarify the complexity of retirement planning—for financial professionals and their clients. Our range of annuity products, financial know-how, history of award-winning service* and streamlined experiences strive to reduce the confusion that complicates retirement planning. We take a balanced, long-term approach to responsibly serving all of our stakeholders, including customers, shareholders, distribution partners, employees, regulators and community partners. We believe by providing clarity for all today, we can help drive better outcomes for tomorrow. For more information, visit www.jackson.com.

Visit https://investors.jackson.com to view information regarding Jackson Financial Inc. We use this website as a primary channel for disclosing key information to our investors, some of which may contain material and previously non-public information.

1 Jackson Financial Inc. is a U.S. holding company and the direct parent of Jackson Holdings LLC (JHLLC). The wholly-owned subsidiaries of JHLLC include Jackson National Life Insurance Company, Brooke Life Insurance Company, PPM America, Inc. and Jackson National Asset Management, LLC.

*SQM (Service Quality Measurement Group) Contact Center Awards Program for 2004 and 2006-2020. (To achieve world-class certification, 80% or more of call-center customers surveyed must have rated their experience as very satisfied, the highest rating possible).

Jackson National Life Insurance Company is a wholly owned subsidiary of Jackson Financial Inc. Jackson Financial Inc. is a publicly traded company. Prudential plc and Athene Life Re Ltd. each hold a minority economic interest in Jackson Financial Inc. Prudential plc has no relation to Newark, New Jersey-based Prudential Financial, Inc.

Jackson® is the marketing name for Jackson Financial Inc., Jackson National Life Insurance Company® (Home Office: Lansing, Michigan) and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York).

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Media Contact:

Patrick Rich

patrick.rich@jackson.com

Investor Relations Contact:

Andrew Campbell

andrew.campbell@jackson.com